EXHIBIT 10.31

WARRANTY AGREEMENT

BY AND BETWEEN

BRUKER INVEST AG

TECFIN S.À R.L.

MR. CHRISTOPH GAUER

ELIMAN

AND

ELIMAN 2

WITH RESPECT TO

TECINVEST S.À R.L.

TECBID S.À R.L.

ELITECH MEPCO SAS

ELITECH GROUP SAS

AND

TECBID US, INC.

AND ALL THEIR DIRECT AND INDIRECT SUBSIDIARIES

Dated: February 27, 2024

TABLE OF CONTENTS

Page

Article I INTERPRETATION		3
1.1	Certain Definitions.	3
1.2	Additional Definitions. (to be updated)	10
1.3	Principles of Interpretation.	11
Article II BRING DOWN DISCLOSURES		12
2.1	Closing Bring Down Certificate.	12
2.2	W&I Insurance & Subrogation	12
Article III REPRESENTATIONS AND WARRANTIES		13
3.1	Financial Statements.	13
3.2	Changes in the Business of the Acquired Companies.	14
3.3	Sufficiency of Assets	14
3.4	Incorporation – Existence of the Group Companies.	14
3.5	Real Property.	14
3.6	Tax Matters.	15
3.7	Personal Property.	17
3.8	Intellectual Property	17
3.9	Information Technology.	19
3.10	Compliance with Law.	20
3.11	Permits.	20
3.12	Environmental Matters.	21
3.13	Proceedings.	21
3.14	Material Contracts.	21
3.15	Insurance.	23
3.16	Employment Matters.	23
3.17	Subsidies.	27
3.18	Relationships with the Sellers’ Group.	27
3.19	Regulatory Matters	27
3.20	Group Companies	29
Article IV REPAYMENT OBLIGATION		29
4.1	Repayment Obligation; Limitation on Quantum.	29
4.2	Time Limits for Claims.	29
4.3	Payment.	30
4.4	Exclusions.	30
Article V MISCELLANEOUS		31
5.1	Sellers' Agent.	31
5.2	Termination.	31
5.3	Confidentiality.	32
5.4	Costs and Expenses.	32
5.5	Professional Advice.	32
5.6	No Hardship.	33
5.7	Specific Performance.	33
5.8	Notices.	33
5.9	Entire Agreement.	34

- i -

5.10	No Third-Party Rights; Assignment.	34
5.11	Severability.	35
5.12	Waivers and Amendments.	35
5.13	Governing Law and Submission to Jurisdiction.	35
5.14	Signature of this Agreement.	35

List of Annexes:

Annex A – Data Room Documentation

Annex B – Sellers' Knowledge

Annex C – Closing Bring Down Certificates

Annex D – Notices

List of Schedules:

Schedule 3.1(b) – Exceptions with respect to Financial Statements

Schedule 3.1(c) – Management Accounts

Schedule 3.1(f) – Bank Accounts

Schedule 3.2 – Changes in the Business of the Acquired Companies

Schedule 3.4(a) – Disclosures with regard to Incorporation - Existence of the Group Companies

Schedule 3.5(a) – Owned Real Estate

Schedule 3.5(b) – Lease Agreements

Schedule 3.5(d) – Disclosures with respect to the maintenance of the Owned Real Estate and the lease real property

Schedule 3.6 – Disclosures with respect to Tax Matters

Schedule 3.8(a) – Registered Intellectual Property Rights

Schedule 3.8(b) – Disclosures with respect to Owned Group Intellectual Property Rights

Schedule 3.8(g) – Disclosures with respect to infringements of intellectual Property Rights

Schedule 3.8(i) – Disclosures with respect to Software

Schedule 3.9(a) – Disclosures with respect to Information Technology

Schedule 3.9(c) – Disclosures with respect to malfunction of Information Technology infrastructures

Schedule 3.9(d) – Disclosures with respect to ownership or licenses re. Information Technology

Schedule 3.10(b) – Disclosures with respect to audit re. compliance with Law

Schedule 3.10(c) – Disclosures with respect to compliance with Law re. data protection

Schedule 3.11(a) – Disclosures with respect to permits, licenses, certifications, authorizations, registrations, qualifications and consents

Schedule 3.11(c) – Disclosures with respect to audit and inspections

Schedule 3.13(a) – Proceedings

- ii -

Schedule 3.14(a) – Material Contracts

Schedule 3.15 – Insurance policies

Schedule 3.16(a) – Employees

Schedule 3.16(b) – Disclosures with respect to Contracts, plans or other arrangements (golden parachute and change of control provision) regarding Key Employees

Schedule 3.16(c) – Disclosures with respect to bonuses, wages, salaries, remuneration or advantage regarding Key Employees

Schedule 3.16(d) – Disclosures with respect to bonus and compensation agreements

Schedule 3.16(e) – Disclosures with respect to compensation obligations

Schedule 3.16(f) – Pensions and retirement agreements

Schedule 3.16(g) – Employee benefits

Schedule 3.16(h) – Collective agreements

Schedule 3.16(i) – Independent contractors and freelancers

Schedule 3.16(j) – Employment, labor and social security disputes

Schedule 3.16(k) – Disclosure with respect to the transfer of employees

Schedule 3.16(l) – Disclosures with respect to claims of formers employees

Schedule 3.16(m) – Disclosures with respect to employment-related illnesses

Schedule 3.16(n) – Disclosures with respect to Pension Commitments

Schedule 3.18 – Disclosures with respect to Relationships with the Sellers’ Group

Schedule 3.19(b) – Disclosure with respect to proper and valid CE or other certification

Schedule 3.19(c) – Disclosure with respect to the technical documentation and the quality management system

Schedule 3.19(d) – Inspections and audits

Schedule 3.19(e) – Disclosure with respect to fulfilment of IVDR and MDR

Schedule 3.19(f) – Disclosure with respect to clinical evaluations

- iii -

WARRANTY AGREEMENT

THIS WARRANTY AGREEMENT, dated February 27, 2024 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this "Agreement"), is by and between:

1. BRUKER INVEST AG, a stock company, organized under the laws of Switzerland, having its registered office at Industriestrasse 26, Fallenden, CH-8117, Schwitzerland and registered with the Commercial register of canton Zurich under the number CHE-100.756.943 (the "Purchaser");

and each of:

2. TECFIN S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Grand Duchy of Luxembourg, having its registered office at 53, boulevard Royal, L – 2449 Luxembourg and registered with the Trade and Companies Register of Luxembourg under number B216066 ("TecFin");

3. MR. CHRISTOPH GAUER, a national of Germany residing at Hagener Strasse 35, 82418 Murnau, Germany ("Christoph Gauer");

4. ELIMAN, a simplified joint stock company (société par actions simplifiée) incorporated under the laws of Grand Duchy of Luxembourg, having its registered office at 1A, Heienhaff, L-1736 Senningerberg, and registered with the Trade and Companies Register of Luxembourg under number B 216548 ("Eliman 1"); and

5. ELIMAN 2, a simplified joint stock company (société par actions simplifiée) incorporated under the laws of Grand Duchy of Luxembourg, having its registered office at 1A, Heienhaff, L-1736 Senningerberg, and registered with the Trade and Companies Register of Luxembourg under number B 216502 ("Eliman 2" and, together with Eliman 1, the "Eliman Entities").

TecFin, Christoph Gauer and the Eliman Entities are referred to collectively as the "Original Sellers" and individually as a "Original Seller".

The Sellers and the Purchaser are referred to collectively as the "Parties" and individually as a "Party".

For the purposes of this Agreement, the term "Sellers" shall have the meaning set out for such term in the SPA.

RECITALS:

WHEREAS:

(A) TecInvest S.à r.l. is a company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 53, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Trade and Companies Register of Luxembourg under number B 194689 ("TecInvest").

(B) TecBid S.à r.l. is a company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 53, boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg and registered with the Trade and Companies Register of Luxembourg under number B 212299 ("TecBid").

(C) Elitech Mepco is a company (société par actions simplifiée) incorporated under the laws of France, having its registered office is 13-15, rue Jean Jaurès, 92800 Puteaux (France) and registered with the Registry of Commerce and Companies of Nanterre under number 528 320 450 ("Mepco").

(D) Elitech Group SAS is a company (société par actions simplifiée) incorporated under the laws of France, having its registered office is 13-15, rue Jean Jaurès, 92800 Puteaux (France) and registered with the Registry of Commerce and Companies of Nanterre under number 527 913 479 ("EG SAS").

(E) TecBid US, Inc. is a corporation incorporated under the law of the State of Utah and having its registered office at 370 West 1700 South, Logan, Utah 84321, USA ("TecBid US"; and together with TecInvest, TecBid, Mepco and EG SAS, collectively, the "Channel Holding Companies").

(F) The Sellers and the Purchaser have entered into a share purchase agreement, dated even-date herewith (as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the "SPA"), providing for the sale by the Sellers to the Purchaser of all the shares issued by TecInvest (the "Transferred Shares") on the terms, and subject to the conditions, set forth in the SPA.

(G) In connection with the sale of the Transferred Shares pursuant to the SPA, the Sellers have agreed to give the representations and warranties (together the “Business Representations”) set out in this Agreement.

NOW, THEREFORE, the Parties hereto do hereby agree as follows:

Article I
INTERPRETATION

1.1 Certain Definitions.

In addition to such terms as are defined elsewhere in this Agreement (including the Recitals), in this Agreement:

"2022 Financial Statements" shall mean the (i) individual financial statements (to the extent they are audited – the audited individual financial statements) of each of the Acquired Companies and (ii) the audited consolidated financial statements of the Group, as of and for the year ended on December 31, 2022;

"Accounting Principles" shall mean, in respect of each relevant Acquired Company and each relevant Group Company, (i) IFRS for the consolidated accounts, and (ii) local generally accepted accounting principles and methods applied by such Acquired Company or Group Company consistently with past practices in compliance with local Laws and customs, whether for the drawing of its annual accounts or consolidated accounts (as the case may be);

"Acquired Companies" shall mean, collectively, the Channel Holding Companies and their respective direct and indirect Subsidiaries, except for the Carve-Out Companies;

"Affiliate" when used with reference to a specified Person, shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. For such purposes, the term "control" (including the verb "to control" and the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; in such regard:

(a) a limited partnership shall be deemed to be controlled by its general partner(s);

(b) a "fonds professionnel de capital investissement" or a "fonds commun de placement" shall be deemed controlled by its management company (société de gestion);

(c) portfolio company in which an investment fund holds, directly or indirectly, an equity investment shall be deemed to be an Affiliate of such investment fund; and

(d) after the Closing Date, the Acquired Companies shall be deemed to be Affiliates of the Purchaser;

"Anti-Corruption Laws" shall mean (i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended) and/or (ii) the United Kingdom Bribery Act and/or (iii) the German Criminal Act and/or (iv) anti-bribery legislation promulgated by the European Union and implemented by its member states and/or (v) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transaction and/or (vi) all other anti-bribery and anti-corruption Laws applicable to the Company or any of its Subsidiaries or their respective operations from time to time, to the extent applicable;

"Anti-Money Laundering Regulations" shall mean all anti-money laundering-related laws, regulations, reporting requirements and codes of practice applicable to the Company and its Subsidiaries, including without limitation (i) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same and/or (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended and/or all other anti-money laundering-related Laws applicable to the Company and any of its Subsidiaries;

"Business" shall mean the research and development, manufacturing, purchase, sale, distribution of any In-Vitro Diagnostics or Life Science products;

"Business Day" shall mean any day, other than a Saturday or a Sunday, on which commercial banking institutions in Paris, France and Luxembourg, Grand Duchy of Luxembourg and Frankfurt am Main, Germany and New York City, New York/USA are open for ordinary banking business;

“Carve-out Companies” shall have the meaning ascribed to such term in the SPA;

"Closing Date" shall mean the date of completion of the sale of the Transferred Shares in accordance with the terms of the SPA;

"Code" shall mean the U.S. Internal Revenue Code of 1986, as amended;

"Confidentiality Agreement" shall have the meaning ascribed to such term in the SPA;

"Contract" shall mean any written contract, agreement, obligation, promise, commitment or other undertaking;

"COVID-19" shall mean SARS-CoV-2 or COVID-19 pandemic, and any evolutions thereof;

"Damages" shall mean any damages (dommages), liabilities, costs, loss of profit, expenses, fines, penalties or losses (pertes) (including but not limited to the costs of Proceedings, fees and expenses of lawyers, experts and consultants as well as late payment interests) provided that the determination of any Damages shall exclude any damages or losses which are contingent (for the time they are contingent), potential, unforeseen, consequential or potential, punitive and any loss of opportunity (perte d'une chance);

"Data Room" shall mean the virtual data room hosted by Intralinks containing the Data Room Documentation to which the Purchaser and its advisers have had access between November 13, 2023 and December 22, 2023;

"Data Room Documentation" shall mean (i) the documents previously made available for the Purchaser's and its advisors' review in the Data Room, a list of which is attached as Annex A and (ii) the written answers provided by the management of the Acquired Companies, the Sellers or their respective advisers to the queries made by the Purchaser and its advisers in connection with the Acquired Companies (whether through written Q&A or during site visits, Q&A sessions or calls and expert sessions or calls – it being specified that the Q&A and summaries of the information provided during the site visits, Q&A sessions or calls and expert sessions or calls shall only be relevant if and to the extent they have been included in the Data Room); and which, in both cases, have been copied onto a series of storage devices of which (x) one copy has been provided to the Purchaser and (y) one copy has been retained by the Sellers' Agent on the Put Option Date;

"Disclosed Information shall mean, collectively:

(a) the management presentations provided in the Data Room Documentation and identified as:

(i) Project Channel - MP (Full) - 2023.03.13

(ii) CHANNEL Discussion Materials June 2023_07.06.2023

(iii) Project Channel - EBS Presentation - 17.06.2023 vSent

(iv) CHANNEL Turin Discussion Materials June 11 2023 vSent

(v) EG-Bruker visit R&D QARA overview 110723

(vi) CHANNEL Signes EM Discussion Materials July 18 2023 vFINAL

(vii) CHANNEL Signes EF Discussion Material July 18 2023 230717
vFINAL-3

(viii) CHANNEL Spankeren Discussion Materials July 19 2023 vFINAL

(ix) Project Channel – CC Carve-out and exit strategy as attached as Annex 6.1(a) to the SPA

(b) the Reports; and

(c) the Data Room Documentation;

"Encumbrance" shall mean any pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), fiducie-sûreté, charge (charge), ownership right (démembrement), seizure (saisie), escrow (séquestre) or other security (sûreté), option or other similar third party right in favour of any Person or any agreement, to create any of them (including inter alia a sale agreement, non-compete obligation, non-transferability obligation, pre-emptive right, preferential agreement, tag-along right, drag-along right, escrow arrangement, right of retention, retention of title clause, claim or demand) or any other third-party right or obligation of any kind that has a similar purpose or effect (excluding: (x) any restrictions or limitations on transfer of any securities set forth in the Organizational Documents of the issuer of such securities, as applicable, (y) any pledge, lien, right, charge or other security created or granted by the Purchaser or any of its Affiliates, and (z) for the avoidance of doubt, licenses of Intellectual Property granted in the Ordinary Course of Business);

"Entity" shall mean any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d'intérêt économique) or other organization, enterprise or entity, whether or not having a separate legal personality (personnalité morale);

“Environment” shall mean soil, sediment, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water, ambient air (including indoor and outdoor air), plant, insect and animal life, and any other environmental medium, other geologic media, or natural resource;

“Environmental Condition” shall mean any environmental contamination, pollution, release, threatened release, or the presence of Hazardous Materials in, into, on, onto, under, migrating to, or migrating from the Environment, violation, actual or alleged, of Environmental Law, or any allegation of liability arising under any Environmental Law;

"Environmental Law" shall mean any federal, state, and local Law, and other provisions having the force or effect of Law, or other legal requirement, relating to pollution or the protection of the Environment (including all those related to public health and safety, noise and the safety of property and persons, including employees, and the production, generation, reporting, handling, storage, transportation, treatment, release, threatened release, or cleanup of any Hazardous Material, and the cleanup, removal, recovery, assessment, or remediation of any damage, release, emission, discharge, pollution, or contamination of or into the Environment), or any aspect of management, handling or use of any Hazardous Material or other materials, wastes, chemicals or substances regulated by any Governmental Authority, including but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, also known as the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the National Environmental Policy Act of 1975, 42 USC Section 4321, et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. §§ 651, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2602 et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Endangered Species Act of 1973, as amended, 16 USC Section 1531, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; the Safe Drinking Water Act of 1974, as amended, 42 USC Section 300(f), et seq., each as amended; any state or local law similar to the foregoing; all regulations issued pursuant to the foregoing; and all laws pertaining to all Environmental Permits issued to the Acquired Companies pursuant to the foregoing and all common law decisions applicable to the Acquired Companies related to the Environment; and all provisions of the French Civil Code and the rules concerning personal liability, liability for Third Parties, liability for property, nuisance between neighbours and all asbestos-related matters;

"ERISA" shall mean the U.S. Employee retirement Income Security Act of 1974, as amended.

"Execution Date" shall mean the signing date of this Agreement;

"Ex-Im Laws" shall mean all U.S. and applicable non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU’s Dual Use Regulation;

"Fairly Disclosed" shall mean with respect to a fact, information, circumstance or matter where such fact, information, circumstance or matter is disclosed with sufficient details to enable a reasonably diligent purchaser and its advisors to identify the nature and scope of the matter disclosed and make a reasonably informed assessment thereof based on a prima facie review (it being specified that when an estimate of the potential financial magnitude thereof has been disclosed, such estimate shall be deemed to have been disclosed in good faith, to the Sellers’ Knowledge, and, with respect to documents in the Data Room, where such documents are in (or are specifically referred to in) an appropriate folder of the Data Room, provided that the Parties agree that any reference in the Disclosed Information to information or documents that are not disclosed themselves shall not be construed as Fairly Disclosed;

"Governmental Authority" shall mean any domestic, foreign or supranational court or other judicial authority or governmental, administrative or regulatory body, department, agency, commission or authority;

"Governmental Authorization" shall mean any approval, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law;

"Group" shall mean the group composed of the Acquired Companies;

“Hazardous Materials” shall mean collectively, any material, substance or waste that: (a) is classified or regulated or subject to standards of control or liability by any Governmental Authority under any applicable Environmental Law; (b) is included within statutory and/or regulatory definitions, designations or listings of “hazardous substance,” “contaminant,” “hazardous waste,” “extremely hazardous substance,” “solid waste,” “pollutant,” “regulated substance,” “hazardous materials,” “toxic substances,” “medical waste,” “mold”, or “air contaminant” or terms of similar significance under any Environmental Law; (c) any substance now listed in the United States Department of Transportation table or amendments thereto (49 C.F.R. 172.101) or by the United States Environmental Protection Agency (or any successor agency or department) as hazardous substances in 40 C.F.R. Part 302 and any amendments thereto; (d) any material, waste or substance which is any of the following: urea, asbestos or asbestos-containing materials, radon gas, pesticides, hydrocarbon, petroleum substance (including but not limited to crude oil or any fraction thereof, natural gas, natural gas liquids, gasoline, and synthetic gas), flammable, explosive, carcinogenic, infectious, mutagenic, toxic, lead paint, natural or synthetic gas, solid, liquid, or gaseous wastes, polychlorinated biphenyls (PCBs), formaldehyde foam insulation, per- and polyfluoroalkyl substances (PFAS), discharges of sewage or effluent, any material containing hydrated silicate (including amosite, actinolite, tremolite, chrysolite, crocidolite, and anthophyllite, whether friable or non-friable), and all toxic, hazardous, and radioactive wastes, chemicals, materials, pollutants, substances, and contaminants that are regulated or controlled by any Environmental Law, whether or not defined, classified, or identified as hazardous or toxic under those Laws, including any hazardous substance as defined in CERCLA, or source, byproduct or special nuclear material as defined in the Atomic Energy Act; (e) any industrial process and pollution control waste whether or not hazardous within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.; (f) any substance the presence of which requires investigation or remediation under any Environmental Law; (g) any substance the presence of which on any site or facility causes or threatens to cause a nuisance upon such site or facility or to any other premises or properties or poses or threatens to pose a hazard to the health or safety of persons on or about such site or facility or to any other premises or properties; (h) any substance, the presence of which on any site or facility could constitute a trespass by any person or entity; and (i) any substance which would otherwise constitute a Hazardous Material generated at the Acquired Companies’ facilities;

"Intellectual Property Right" shall mean any rights in the following: registered or unregistered patent, trademark, copyright, service mark, domain name, trade name, invention, logo, design right, know-how, trade secrets, Soleau envelope, company name, confidential information, drawing, software (including any specific software and software package as well as the related documentation concerning IT systems, application software and the revised objects and source code therefor), database right, domain name, licence or similar registered or unregistered intellectual and/or industrial property right (droit de propriété intellectuelle ou industrielle);

"Judgment" shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator;

"Law" shall mean any treaty, convention, executive order, directive, law, ordinance, decree (décret), regulation (règlement), instruction, order (arrêté), rule (circulaire), principle of common law or code of any Governmental Authority (including any judicial or administrative interpretation thereof) in force;

"Lease Agreement" shall mean any lease agreement in respect of real properties to which any of the Acquired Companies is a party as of the Put Option Date and which provide for an annual net rent of more than seventy-five thousand euros (€75,000);

"Ordinary Course of Business" shall mean the ordinary course of the operations of the Acquired Companies consistent with the diligence of a prudent businessman and with past practices and conduct (including any conduct, practice or action taken as Pandemic Measures, with respect to, or as a result of, COVID-19);

"Organizational Documents" shall mean when used with respect to (x) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (y) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time;

"Pandemic Measures" shall mean any quarantine, "shelter in place," "stay at home", workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with, or in respect of, COVID-19 or any other pandemic or epidemic;

"Person" shall mean a natural person, Entity, or Governmental Authority;

"Proceeding" shall mean any litigation, arbitration, dispute or other legal proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator;

"Purchase Price" shall mean the aggregate consideration to be paid for the Transferred Shares pursuant to the SPA (as adjusted in accordance with the terms thereof);

"Put Option Date" shall mean December 23, 2023;

"Reports" shall mean, collectively:

(a) the tax fact book prepared by Hogan Lovells LLP; and

(b) the financial due diligence report and its addendum relating to the Transaction prepared Deloitte.

"Sanctioned Country" shall mean any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo or sanctions under any applicable Trade Control Laws (including, at the time of signing, Belarus, Crimea, Iran, North Korea, Russia, Sudan, Syria, and the Donetsk and Luhansk regions of Ukraine);

"Sanctioned Person" shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or applicable non-U.S. sanctions- or export-related restricted party list, including the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury, Office of Foreign Assets Controls (“OFAC”); (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any Person located, organized, or resident in a Sanctioned Country;

"Sanctions Laws" shall mean all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the sanctions Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the European Union or its member states, the United Kingdom, or the United Nations. "Sanctions Regulations" shall mean any economic or trade sanctions or restrictive measures adopted, administered, imposed or enforced by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury, the U.S. Department of State, the United

Nations Security Council and/or the European Union and/or the Republic of France and/or Her Majesty's Treasury or any other relevant sanctions authority;

"Sellers’ Group" shall mean the group of companies composed of the Sellers and their Affiliates other than the Acquired Companies;

"Sellers' Knowledge" shall mean the actual knowledge and grossly negligent lack of knowledge and deemed knowledge of such persons based on files, books and records of the Acquired Companies (incl. e-mail) of the natural persons identified in Annex B-1 as of the Signing Date and as of the Closing Date, respectively, after the Sellers and these persons have made due enquiry on the Business Representations with the persons listed in Annex B-2. The Sellers shall not be obliged to carry out any other investigation.

"Sellers’ Representative" shall have the meaning ascribed to it in the SPA;

"Subsidiary" when used with reference to a specified Person, shall mean any Entity which is controlled (as this term is defined in the definition of Affiliates) by such Person, excluding Elitech SR (Serbia);

"Tax" shall mean: (i) all forms of taxation, duties, imposts, levies, customs duties, escheat or surrender of property deemed abandoned, remittance of taxes which should be or have been collected from employees or customers, repayment of investment grants and other forms of subsidies (including state aid), value added tax and contributions, including all social security charges, social and insurance contributions and employment and payroll taxes, and any associated interest, penalty, surcharge or fine under the Law of any jurisdiction; (ii) any liability for any amount of the types described in clause (i) as a result of being a member or a former member of a Tax consolidated group or similar arrangement or agreement and (iii) any liability for the payment of any amount of the types described in (i) or (ii) above as a result of being a transferee or successor to any person, or as a secondary liability, or due on behalf of third parties, or as a result of any obligation to indemnify any other person;

"Tax Authority" shall mean a Governmental Authority having authority to assess, determine, collect, audit or impose any Tax, the Tax base or elements thereof;

"Tax Returns" shall mean all returns, declarations, notices, self-assessment or similar documents, elections and forms including all schedules or attachments thereto which are filed with any Tax Authority with respect to Taxes;

“Third Party” shall mean any Person other than the Parties;

"Trade Control Laws" shall mean all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer controls, customs, import, economic or trade sanctions, and anti-boycott, including but not limited to, the export administration regulations, the foreign trade regulations, and all applicable U.S. sanctions programs administered by the Office of Foreign Assets Control.

"Transaction" shall mean the sale and purchase of the Transferred Shares in accordance with the SPA;

"U.S. Employee Plan" shall mean any Pension Commitment or Employee Benefit maintained for the benefit of employees or directors (or their eligible dependents) of, or other providers of personal services to, a US Entity;

"US Entities" shall mean, collectively, TecBid US, ELITechGroup Inc., a Utah corporation and ELITechGroup MDx, LLC, a Washington limited liability company. Each sometimes referred to separately as a "US Entity";

"VAT" shall mean (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), as amended; and (ii) any other tax of a similar nature (including any sales or turnover Tax), whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (i) above, or imposed elsewhere;

"W&I Insurer" shall mean Euclid Transactional UK Limited;

"W&I Policy" shall mean the insurance policy subscribed on or about the Put Option Date by the Purchaser with the W&I Insurer in respect of the representations and warranties made by the Sellers to the Purchaser hereunder and under the SPA; and

"Working Hours" shall mean 9.00 a.m. to 6.00 p.m. on a Business Day.

1.2 Additional Definitions. (to be updated)

Each of the following additional terms has the meaning specified therefor in the Section indicated below opposite such term:

Term Section

Agreement Recitals

Business Representations Recitals

EG SAS Recitals

Employee Benefits 3.16(g)

Channel Holding Companies Recitals

Closing Bring Down Certificate 2.1

Closing Bring Down Disclosures 2.1

Group Intellectual Property Rights 3.8(a)

In-bound License Agreements 3.8(d)

IVDR 3.19(b)

Information Technology 3.9(a)

Key Employees 3.16

Know-How 3.8(h)

Management Accounts 3.1(c)

Material Contracts 3.14

MDR 3.19(b)

Mepco Recitals

Owned Real Estate 3.5(a)

Owned Group Intellectual Property Rights 3.8(a)

Party Recitals

Pension Commitments 3.16(f)

Permits 3.11(a)

Purchaser Recitals

Registered Intellectual Property Rights 3.8(a)

Sellers Recitals

Sellers’ Agent 5.11.1(a)(a)

Software 3.8(i)

Subsidies 3.17(a)

TecBid Recitals

TecBid US Recitals

TecInvest Recitals

Transferred Shares Recitals

W&I Cap 4.1(a)

1.3 Principles of Interpretation.

In this Agreement:

(a) All references herein to Articles, Sections, Schedules and Annexes shall be deemed references to articles and sections of, and schedules and annexes to this Agreement unless the context shall otherwise require. The descriptive headings to Articles, Sections, Schedules and Annexes are inserted for convenience only, and shall have no legal effect.

(b) The Annexes and Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to "this Agreement" shall be deemed to include the same.

(c) Days shall be to calendar days unless Business Days are specified (provided that articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate any period of time under the Agreement, provided that the references in article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” appearing herein).

(d) The following rules of interpretation shall apply unless the context shall require otherwise:

(i) Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined as well as to any gender. Pronouns of the masculine gender shall be deemed to include the feminine and neuter, and vice versa, as the context may require.

(ii) Whenever used in this Agreement:

(A) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation";

(B) the words "hereof", "herein" and similar words shall be construed as references to this Agreement as a whole and not just to the particular Section or subsection in which the reference appears; and

(C) except when used with the word "either", the word "or" may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word "or" may be deemed to include the word "and").

(iii) A reference to a specific time of day shall be to local time in France.

(iv) A reference to any Party to this Agreement or any other agreement or document includes such Party's successors and permitted assigns.

(v) A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement.

(vi) A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation.

(vii) Unless specifically provided for in this Agreement, there shall be no requirement for a prior notice (mise en demeure préalable) for one Party to claim any right or implement any remedy, including termination of this Agreement, provided for hereunder and the Parties expressly waive the requirement for such a prior notice.

(viii) An obligation to use commercially reasonable, reasonable or best efforts or endeavors (or any similar obligation) shall be construed as an "obligation de moyens".

(ix) When a French term is translated into English, such translation is for information purposes only and the French term shall prevail.

(e) Any representation or warranty qualified by the expression "to the Sellers’ knowledge" or any similar expression shall be deemed to refer exclusively to the actual (as opposed to constructive or imputed) knowledge of the persons whose names and position are set out in Annex B-1 after due enquiry with the persons listed in Annex B-2.

Article II
BRING DOWN DISCLOSURES

2.1 Closing Bring Down Certificate.

(a) No earlier than two (2) Business Days prior to the Closing Date and no later than one (1) Business Day prior to the Closing Date, the Sellers shall review the Business Representations and shall inquire each other and the persons listed in Annex B-2 in order to disclose the exceptions to the Business Representations that reflect any facts, events or matters that have occurred between the Signing Date (included) and the Closing Date (excluded) and which render any of the Business Representations not being correct or complete as of the Closing Date ("Closing Bring Down Disclosures"). The Sellers shall disclose the results of the Closing Bring Down of Disclosures by executing and delivering to the Purchaser a “closing bring down disclosure certificate”, a draft of which is attached as Annex C either (i) confirming that the Business Representations are still correct and complete as of the Closing Date or (ii) specifying in reasonable detail the facts, events and circumstances which render the Business Representations not being correct and complete as of the Closing Date (the "Closing Bring Down Certificate"). For the avoidance of doubt, (i) any Closing Bring Down of Disclosures made in the Closing Bring Down Certificate shall qualify any representations made as at the Closing Date and (ii) the Closing Bring Down Certificate shall not limit Seller(s)' liability for any breach of a representation given by the Sellers on the Put Option Date and/or on the Signing Date, as the case may be.

(b) The Sellers’ Agent will provide the Purchaser with a draft of the Closing Bring Down Certificate four (4) Business Days prior to the Closing Date to afford the Purchaser the opportunity to review and discuss with the Sellers and the Company the draft Closing Bring Down Certificate.

2.2 W&I Insurance & Subrogation

The Purchaser acknowledges and agrees that the Business Representations are granted subject to the condition precedent that the W&I Policy contains a wording according to which the W&I Insurer will not be entitled to make, and will not make, any recourse claim against the Sellers in respect of any breach of a Business Representation, except in cases of fraud or willful misconduct. The Purchaser shall not amend the wording of the W&I Policy on subrogation without the prior written consent of the Sellers.

Article III
REPRESENTATIONS AND WARRANTIES

The Sellers individually and not jointly (individuellement et non solidairement) hereby represent and warrant to the Purchaser that as of the Put Option Date, the date of this Agreement and as at the Closing Date (except for such representations and warranties which are expressly made as of a specific date and are therefore made as of such date only):

3.1 Financial Statements.

(a) The 2022 Financial Statements were prepared, in all material respects, in accordance with the Accounting Principles (save for the 2022 Financial Statements of EG GmbH that are not drawn-up as at the date hereof).

(b) Except as provided in Schedule 3.1(b), based on the facts known or to be known or taken into account by the managing directors of the Acquired Companies according to their duties under the Accounting Principles and the Laws as of the date of drawing-up the respective 2022 Financial Statements, to the Sellers’ Knowledge, (i) the 2022 Financial Statements are true and complete in all material respects, (ii) have been prepared in compliance with the Accounting Principles on a consistent basis with formal and material balance sheet continuity, in particular, all accounting principles have been retained and all election rights, have been exercised without change compared to the financial statements of the respective previous period in all material respects, and (iii) the 2022 Financial Statements provide, in all material respects, a true and fair view of the respective Acquired Company's/Acquired Companies' asset, liabilities, cash flows, financial and profit situation in accordance with the applicable Accounting Principles as at the respective balance sheet date and for the period ending on the respective balance sheet date.

(c) The consolidated management accounts of the Group Companies for the time period between 1 January 2023 and 31 October 2023 ("Management Accounts") which are attached as Schedule 3.1(c) (i) have been prepared by the managing directors of the Group Companies with the reasonable care and in accordance with the relevant Accounting Principles, and (ii) to the Sellers' Knowledge, do not materially misstate the Group Companies' assets, liabilities, cash flows, financial and profit situation in accordance with IFRS.

(d) All trade accounts receivables of an Acquired Company which are reflected in its books arise from sales or services in the Ordinary Course of Business. Since 1 January 2023 there has been no unusual acceleration of cash receipts or delays in paying any accounts payables of an Acquired Company. To the Sellers' Knowledge, there are no facts or circumstances which are likely to make impossible or materially delay the collection of such trade accounts receivables to an extent beyond normal historical bad debt losses of an Acquired Company.

(e) To the Sellers' Knowledge, the books and records of the Acquired Companies are in all material respects accurate, up-to-date and have been maintained in accordance with all applicable legal and accounting requirements To the Sellers' Knowledge, the Acquired Companies have unrestricted access at all times to all books and records of the Acquired Companies (including, without limitation, records and files stored on computer disks, tapes or other storage media).

(f) Schedule 3.1(f) contains a complete and correct list of all bank accounts of the Acquired Companies and authorized signatories for each account. There have been no payments into or out of any of these accounts since 1 November 2023, except for in the Ordinary Course of Business and as proper and consistent with past practice.

3.2 Changes in the Business of the Acquired Companies.

Except as provided in Schedule 3.2, since 1 January 2023, each of the Acquired Companies (i) has conducted its Business in all material respects in the Ordinary Course of Business in substantially the same manner as theretofore conducted, and (ii) has not taken any of the actions described in Section 6.2.1 (i) through (xv) of the SPA that would have required the consent of the Purchaser under the terms of the SPA if such action were to be taken between the date hereof and the Closing Date.

3.3 Sufficiency of Assets

To the Sellers’ Knowledge, the material assets owned, leased or otherwise used by the Acquired Companies constitute all material assets, properties or rights which are required for the conduct of the Business as currently conducted.

3.4 Incorporation – Existence of the Group Companies.

(a) Each Group Company was duly incorporated (or similar) and registered, and validly exists in accordance with the Laws of its jurisdiction of incorporation (or similar) and its articles of association. Except as disclosed in Schedule 3.4(a), each US Entity is duly qualified and in good standing as a foreign limited liability company authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it, or the nature of the business transacted by it, makes such qualification necessary.

(b) No resolution has been adopted and no meeting has been convened with a view to winding up or liquidating any of the Group Companies.

None of the Group Companies is insolvent or is the subject of any Insolvency Proceedings. The books, registers, minutes, shareholder accounts and security transfer registers have always been kept as materially required, by the Group Companies.

3.5 Real Property.

(a) Schedule 3.5(a) includes for each Acquired Company a correct and complete list of all real estate owned or co-owned by such Acquired Company, or subject to an inheritable building right, in-rem lease or similar right in favor of such Acquired Company (the "Owned Real Estate"). There is no further real estate owned by the Acquired Companies or to which they hold any of the afore-mentioned rights. There are no Encumbrances in or over the Owned Real Estate and there is no agreement or commitment to give or create any of them.

(b) Schedule 3.5(b) sets forth a complete list of all the Lease Agreements. To the Sellers' Knowledge and except as disclosed on Schedule 3.5(b):

(i) assuming valid title of the lessor of such real property, each Lease Agreement is in full force and effect, no Acquired Company has breached or is in breach of any material obligations of any Lease Agreement, and each of the Acquired Companies has the right to occupy and use all real property shown on such Schedule as leased by it;

(ii) no party to any of the Lease Agreements has given any of the Acquired Companies written notice of: (i) any material increase after the Put Option Date in rent or charges, other than an increase in accordance with the terms of such lease or applicable Laws; (ii) any non-renewal of occupancy after the Put Option Date; (iii) any material variation or termination after the Put Option Date of any such lease; or (iv) any claim with respect to any breach or default under any such lease; and

(iii) no consent to the consummation of the Transaction is required from the lessor of any such Lease Agreements and, to the Sellers' Knowledge, there are no rights of any lessor to terminate a Lease Agreement or amend the terms and conditions.

(c) To the Sellers’ Knowledge, each Acquired Company has maintained the real property leased under a Lease Agreement with an annual rent exceeding EUR 100,000 in all material respects in accordance with the requirements of the applicable Lease Agreement and such real property and the Owned Real Estate in a manner sufficient to support the Business of the Acquired Companies as currently conducted. To the Sellers' Knowledge, (i) the real property leased under any Lease Agreement and the Owned Real Estate are in compliance with the zoning and permitting Laws and (ii) are not subject to any restrictions that limit or interfere with the intended use of the leased real property or the Owned Real Estate by the respective Acquired Company to carry on its Business.

(d) Except as provided in Schedule 3.5(d), to the Sellers' Knowledge, the Owned Real Estate and the leased real property, and the buildings and other fixtures thereon, have been properly maintained in all material respect, are in satisfactory order and repair (normal wear and tear excepted), are fit for the intended use and are in a condition adequate to conduct the business of the respective Acquired Company as currently conducted.

3.6 Tax Matters.

Except as disclosed on Schedule 3.6:

(a) each of the Acquired Companies has properly and timely filed or caused to be filed with the appropriate Governmental Authorities all Tax Returns that were required to be filed, and all such Tax Returns and, to the Sellers' Knowledge, all statements and information in such Tax Returns were true, complete and correct; in particular, all Tax credits shown in such Tax returns are valid and their amount is accurate so that such Tax credits could not be challenged by a Tax Authority;

(b) The Acquired Companies have always timely and completely paid or withheld and remitted when due all Taxes to the competent Tax Authorities or, if and to the extent not yet due, adequately accounted for such Taxes as a Tax liability or a Tax provision, as the case may be, in (x) the 2022 Financial Statements in accordance with the Accounting Principles (to the extent the Tax pertains to any period up to December, 31, 2022) or (y) the Final Closing Statement (to the extent the Tax pertains to the period after December, 31, 2022); to the Sellers' Knowledge, there are no facts which could give rise to any additional liability of any of the Acquired Companies for any Tax claims over and above that has already been paid or provided for and no further payments or penalties shall become due;

(c) (x) to the Sellers' Knowledge, there are no pending audits, examinations, investigations or other proceedings relating to the assessment or collection of Taxes for which any of the Acquired Companies may be liable, and (y) no claim for assessment or collection of Taxes relating to any of the Acquired Companies that is or, to the Sellers' Knowledge, may become payable by any of them has been notified in writing to the Sellers or any of the Acquired Companies by any Tax Authority;

(d) All material books, records, documents and accounts which each Acquired Company is required by Tax Law to present to the competent Tax Authorities upon their request have been properly prepared and are in the possession of the Acquired Companies;

(e) To the Sellers' Knowledge, the Acquired Companies are registered for VAT purposes and, to the Sellers' Knowledge, (i) cannot be subjected to a recapture of VAT deducted on or before the Completion Date and (ii) have complied in all respects with all other applicable VAT legislation;

(f) The Acquired Companies have deducted or withheld all Tax which they have been obliged by applicable law to deduct or withhold from amounts paid by them to any employee, independent contractor, creditor, stockholder or any other person and have properly accounted to the relevant Tax Authority for all amounts of Tax so deducted or withheld and has otherwise complied with their legal obligations in respect of such deductions or withholdings;

(g) The Acquired Companies have not entered into any arrangements (being an arrangement which is not based on relevant legislation or any published practice) with, or obtained any (binding) ruling from, any Tax Authority nor have the Acquired Companies applied for or are negotiating such arrangements or rulings;

(h) No transaction, in respect of which any consent or clearance was required from any Tax Authority, has been entered into or carried out by the Acquired Companies, without such consent or clearance having first been properly obtained and all information supplied to any Tax Authority or other appropriate authority in connection with any such consent or clearance fully and accurately disclosed all facts and circumstances material to the giving of such consent or clearance; Any condition, commitment or formality required, according to the applicable Tax laws and any individual agreement granted by any Tax Authority, to benefit from an advantage with respect to Taxes have been duly met or made. The Acquired Companies have complied with all material conditions set out in any agreement applicable to them, granted by any Tax Authorities;

(i) The Acquired Companies have not had any dispute with any Tax Authority in relation to Taxes nor have the Acquired Companies been subject to any inspection, audit, or non-routine investigation by any Tax Authority for the last five (5) years prior to the date hereof. The Acquired Companies are not involved in any dispute with any Tax Authority;

(j) Each of the Acquired Companies has always been solely Tax-resident in its jurisdiction of incorporation or registered seat and has never been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement); to the Sellers' Knowledge, each of the Acquired Companies has never had permanent establishments, VAT fixed establishments, or any other comparable taxable presence outside of its respective jurisdiction of incorporation;

(k) No bonus payments or similar payments to employees or the like have been made and/or promised by the Sellers, their Affiliates or the Acquired Companies that would result in any Tax withholding obligations of the Acquired Companies after the Closing Date;

(l) All rights to Tax refund claims recorded in the 2022 Financial Statements are legally valid and correct in terms of the amount;

(m) The Acquired Companies have not applied for or received or been granted any Tax relief measures in relation to, or in the context of, the COVID 19 pandemic;

(n) None of the Subsidiaries qualify as a French controlled foreign corporation per section 209 B and section 238 A of the French Tax Code;

(o) Within the two (2) years prior to the date hereof, no Acquired Company has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the US Internal Revenue Code of 1986, as amended;

(p) There are no Tax liens on any assets of any Acquired Company (other than permitted Encumbrances);

(q) No Acquired Company has been a party to any “listed transaction” within the meaning of US Treasury Regulation Section 1.6011-4(b);

(r) To the Sellers' Knowledge, no deferrals for Taxes have been requested by, or granted to, the Acquired Companies by a Tax Authority; and

(s) No Acquired Company which was not created in or organized under the Laws of, the United States or its political subdivisions is or, to the Sellers’ Knowledge, has been in the last five (5) years a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the US Internal Revenue Code of 1986, as amended, or is treated as a U.S. corporation under Section 7874(b) of the Code.

3.7 Personal Property.

(a) Each of the Acquired Companies has good title to (free and clear of all Encumbrances), or hold by valid and existing lease or license, all the tangible personal property assets which are material for the conduct of the Business. Each of the Acquired Companies owns all tangible assets purported to be owned by it, in particular all such assets referred to in the Management Accounts other than as transferred or otherwise disposed, worn-up or broke since 31 October 2023 in the Ordinary Course of Business.

(b) All such assets are (i) in reasonably good maintenance within the standards applicable to the industry of the Business, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the Ordinary Course of Business and (ii) are sufficient for the conduct of the business activities of the Acquired Companies in a materially same way as currently conducted.

(c) To the Sellers’ Knowledge, the Acquired Companies own, lease, license or otherwise legally hold or have legal right to use all tangible assets which are presently used and necessary for the conduct of the business of the Acquired Companies as currently conducted.

3.8 Intellectual Property

(a) Schedule 3.8(a) contains a complete and correct list of all patents, registered trademarks, domain names and other Intellectual Property Rights registered with a Governmental Authority owned by the Acquired Companies as of the date hereof (collectively, "Registered Intellectual Property Rights"). To the Seller’s Knowledge, the Acquired Companies own or hold leases, licenses or otherwise legally hold or have a legal right to use all Intellectual Property Rights used by the Acquired Companies to operate its business activities as currently conducted by each of the Acquired Companies ("Group Intellectual Property Rights").

(b) Except as disclosed in Schedule 3.8(b), the Acquired Companies are the unrestricted and exclusive owners of the Registered Intellectual Property Rights, and all material non-registered Intellectual Property Rights owned by an Acquired Company ("Owned Group Intellectual Property Rights"). Except as disclosed in Schedule 3.8(b), the Owned Group Intellectual Property Rights are free from any ownership rights or Encumbrances or, to the Sellers' Knowledge, other rights of third parties (including, without limitation, current and former employees or directors of the Acquired Companies and current and former students, interns, freelancers and independent contractors) and, to the Sellers' Knowledge, no such third party has contested any of the Owned Group Intellectual Property Rights vis-à-vis any of the Acquired Companies. To the Sellers' Knowledge, there are no open payment obligations of any of the Acquired Companies towards any inventor of any invention which has been transferred to the relevant Acquired Company.

(c) All payments due for the maintenance of the Registered Intellectual Property Rights which are material for the business activities as currently conducted by the Acquired Companies have been made, all necessary applications for their renewal that are due have been filed within the relevant deadlines, and all other actions necessary for the maintenance of such Intellectual Property Rights as of the date hereof have been taken. To the Sellers' Knowledge, no material action has been done or omitted to be done by any Acquired Company by which the Owned Group Intellectual Property Rights has become invalid or unenforceable. To the Sellers' Knowledge, the relevant Acquired Company truly owning the registered Owned Intellectual Property Rights is listed as the owner of record in the relevant intellectual property office register, or correction of the relevant intellectual property office register with respect to the owner of record has been requested by the relevant Acquired Company for such Owned Intellectual Property Rights.

(d) As of the date hereof, the Group Intellectual Property Rights which are not owned by an Acquired Company have been leased or licensed by the respective Acquired Company ("In-bound License Agreements"), and, to the Seller’s Knowledge, such In-bound License Agreements are valid and enforceable and none of the In-bound License Agreements is terminated. To the Sellers' Knowledge, (i) no Acquired Company has breached any material obligation of any of the In-bound License Agreements and (ii) except as Fairly Disclosed in the Data Room, there are no factual circumstances (including the acquisition of the Acquired Companies according to the SPA) giving any of the contractual parties of any of the In-bound License Agreements a right to terminate.

(e) The Owned Group Intellectual Property Rights and, to the Sellers' Knowledge, the other Group Intellectual Property Rights, are not subject to any judicial or official proceedings challenging the validity, enforceability, effectiveness, use or ownership of such Intellectual Property Rights, or have been subject to such proceedings during the last three (3) years, which might affect the Acquired Companies' business activities as currently conducted in any material respect, nor are, to the Sellers' Knowledge, the Group Intellectual Property Rights being infringed by third parties.

(f) To the Sellers' Knowledge, each Acquired Company has timely paid all royalties, commissions, and similar amounts to the Persons, for the ownership or use of any material Group Intellectual Property, who are entitled to receive them.

(g) Except as disclosed in Schedule 3.8(g), to the Sellers' Knowledge, during the last three (3) years, neither the Acquired Companies nor the Acquired Companies’ use of any Group Intellectual Property violates or makes unlawful use of, or has infringed, misappropriated or otherwise violated or made unlawful use of, any Intellectual Property Rights of any third party. During the last the three (3) years, no Acquired Company has received any written notice alleging that an Acquired Company, or its use of any Group Intellectual Property Right, or any product or service of the Acquired Companies has infringed, misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any third party.

(h) For all information, records, methods, techniques, processes, discoveries, unpatented inventions, innovations, unpatentable processes, specifications, formulae, algorithms, designs, plans, documentation, drawings, data and other technical information and software codes which are secret and not in the public domain and identified or identifiable in a tangible or electronic form and which are owned by an Acquired Company and material for the business activities as currently conducted by the Acquired Companies ("Know-How"), the Acquired Companies have taken reasonable steps as necessary to protect the confidentiality of such Know-How, including, without limitation, reasonable confidentiality and security measures. To the Sellers' Knowledge, no material Know-How of the Acquired Companies has been disclosed up to the Closing Date to any unauthorized third party (i.e. other than in the ordinary course of business, e.g. as part of R&D co-operations and in each case subject to customary confidentiality provisions).

(i) Except as disclosed in Schedule 3.8(i), all documents, source codes and other information required for a software programmer of sufficient skill and expertise to adapt, modify or improve any material bespoke individual software developed wholly or partly by employees of an Acquired Company or commissioned by an Acquired Company ("Software") are in the possession of the Acquired Companies, and the relevant Acquired Company has the unrestricted right to adapt, modify or improve such Software for any purpose or use. The Software is free and clear of any Encumbrances. To the Sellers' Knowledge, except for licenses granted in the Ordinary Course of Business, the Acquired Companies have no duty or obligation (whether present, contingent or otherwise) to deliver, distribute, license or make available the Software to any third party, especially any escrow agent, and/or the public, other than in the Ordinary Course of Business.

(j) To the Seller’s Knowledge, the Software is not linked to or integrated with any open source software in a manner that would: (i) in any way restrict the commercialization of products using such Software (e.g. viral copyleft), or (ii) to the Sellers' Knowledge, have the effect that the source code or confidential documentation for the Software must be disclosed or otherwise be made available to third parties, or (iii) requires an Acquired Company to deliver, distribute, license or make available any Group Intellectual Property Right in connection with the Software, other than in the Ordinary Course of Business. To the Sellers' Knowledge, the relevant Acquired Company has complied with all material restrictions set out in the relevant open-source software licenses in connection with the Software.

3.9 Information Technology.

(a) Except as disclosed in Schedule 3.9(a), the information technology infrastructure (including the computer and telecommunication systems, software architecture and software programs, the functionalities, the tools used as well as the related hardware) used by the Acquired Companies in the operation of the Business (the "Information Technology") is, subject to the migration plans disclosed in the Data Room and other planned improvements Fairly Disclosed in the Data Room, fit for the requirements of the Business as conducted by the Acquired Companies, and in reasonable operating condition, taking into account normal wear and tear.

(b) The Acquired Companies comply, to the Sellers' Knowledge, in all material respects with all applicable IT security regulations (e.g. laws, directives, ordinances, standards, official requirements, etc.) and/or all applicable statutory confidentiality obligations.

(c) Except as disclosed in Schedule 3.9(c), in the last five (5) years, and at present, there has not been any material operational and/or functional malfunction of the Information Technology infrastructure, i.e. malfunctions of one or more material IT systems with an uninterrupted duration of at least twelve (12) hours, or loss of data attributable to a malfunction of the Information Technology infrastructure or software that has had an adverse effect on the operation of the Business.

(d) The Acquired Companies have full ownership of, or otherwise the right to use pursuant to license or other agreements, its Information Technology infrastructure. Except as disclosed in Schedule 3.9(d), (i) to the Sellers’ Knowledge, the Acquired Companies comply, in all material respects, with the licenses and lease conditions for the use of the software, databases and hardware in the Information Technology systems, (ii) all license and lease fees for licensed and leased Information Technology that are material for the conduct of the business of the Acquired Companies as currently conducted are paid, and (iii) no material license agreement has been terminated in writing nor do, to the

Sellers' Knowledge, conditions for termination exist or arise in connection with the acquisition of the Acquired Companies in connection with the Transaction.

3.10 Compliance with Law.

(a) To the Sellers' Knowledge:

(i) the operations of each of the Acquired Companies are conducted in all material respects in accordance with all applicable Laws and Judgments (excluding export control and sanctions Laws); and

(ii) the Acquired Companies have in the last three (3) years and are at present in compliance in all material respects with applicable competition or public procurement Laws (excluding export control and sanctions Laws).

(b) Except as disclosed in Schedule 3.10(b), none of the Acquired Companies has received in the last three (3) years (i) written notice of any material violation by any of the Acquired Companies of any Law or of any material default with respect to any Judgment applicable to any of the Acquired Companies or (ii) received from any Governmental Authority or any other Person any written notice, inquiry, or allegation or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to, or in connection with, Trade Control Laws or Anti-Corruption Laws.

(c) Except as disclosed in Schedule 3.10(c), during the last three (3) years, each Acquired Company has complied with applicable legal requirements pertaining to the protection of personal data in all material respects. The collecting, processing, transfer, store and use of personal data by the Acquired Companies comply in all material respects with applicable data protection Laws. To the Sellers’ Knowledge, the Acquired Companies have fulfilled, in all material respects, all necessary legal requirements to comply with applicable data protection Laws.

(d) Neither any Acquired Company, nor any Sellers, nor, to the Sellers' Knowledge, any agents or employees of any Acquired Company when acting for or on behalf of an Acquired Company:

(i) has used any funds for improper or unlawful contributions, payments, briberies, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or any other party, or

(ii) has accepted or received any improper or unlawful contributions, reimbursements, payments, gifts or expenditures, or

(iii) has otherwise engaged in any activity, practice of conduct which would constitute an offence under any Anti-Corruption Laws or applicable Anti-Money Laundering Regulations.

3.11 Permits.

(a) Except as disclosed in Schedule 3.11(a), each Acquired Company has all governmental permits, licenses, certifications, authorizations (public and private), registrations, qualifications and consents (public and private) which are required for the Acquired Companies in any jurisdiction currently relevant for the Acquired Companies to operate its Business as presently conducted ("Permits"). Each Permit is valid, binding and in full force and effect. No Permit has been revoked, withdrawn or challenged in writing by any third party. No Proceedings regarding a revocation or withdrawal of any Permit have been initiated or have been threatened in writing.

(b) To the Sellers’ Knowledge, the Acquired Companies are in, all material respects, in compliance, and during the last three (3) years have been in compliance, with all Permits that are material to the conduct of the businesses of the Acquired Companies.

(c) Except as disclosed in Schedule 3.11(c), other than in the Ordinary Course of Business, to the Sellers' Knowledge, there is currently no investigation or audit by any Governmental Authority pending or threatened in writing. No Governmental Authority has notified any Acquired Company in writing of an intention to conduct such an investigation or audit.

3.12 Environmental Matters.

(a) To the Sellers' Knowledge, there are no Environmental Conditions on any Owned Real Estate or leased real property or emanating from any Owned Real Estate or leased real property, which could reasonably be anticipated to result in any liability for or require action by one of the Acquired Companies and/or one of their legal predecessors.

(b) To the Sellers' Knowledge, there has been no release by the Acquired Companies at any Owned Real Estate or leased real property, or formerly used, owned or operated real property, that requires notice, investigation, mitigation, cleanup or remediation by the Acquired Companies pursuant to any applicable Environmental Law.

(c) To the Sellers’ Knowledge, the operations of the Acquired Companies are conducted and for the period of the last three (3) years have been conducted in all material respects in accordance with all applicable Environmental Laws.

(d) To the Sellers' Knowledge, there are no contractual or regulatory obligations of any Acquired Company in connection with any Environmental Conditions or Environmental Laws other than in the Ordinary Course of Business.

(e) To the Sellers' Knowledge, all Hazardous Materials have been used, stored and disposed of at properly licensed and applicable disposal locations by the Acquired Companies in compliance with all Environmental Laws, and there have been no releases of Hazardous Materials into the Environment and no Environmental Conditions caused by Hazardous Materials have occurred.

(f) To the Sellers' Knowledge, none of the Acquired Companies have received notice in writing in the past five (5) years from any Governmental Authority or Person of any violation by any of the Acquired Companies of any Environmental Law.

(g) To the Sellers' Knowledge, all Governmental Authorizations required to be obtained by any of the Acquired Companies under the Environmental Laws in order to conduct the Business have been obtained and are maintained in good standing.

3.13 Proceedings.

(a) Except as disclosed on Schedule 3.13(a), there is no Proceeding (i) pending or, (ii) threatened in writing against any of the Acquired Companies involving a claim for (α) a stated amount in excess of two hundred fifty thousand euros (€250,000), (β) alleging that one of the Acquired Companies has committed a criminal (pénal) act, or (γ) to which one of the Key Employees is a party.

(b) No enforceable (exécutoire) or final Judgment has been rendered against any of the Acquired Companies which has not been satisfied. There is no final Judgment that can reasonably be expected to have a material adverse effect on the Business of the Acquired Companies as conducted on the Put Option Date.

3.14 Material Contracts.

(a) Schedule 3.14(a) sets forth a list of all the following Contracts to which any of the Acquired Companies is a party as of the Put Option Date (the "Material Contracts"):

(i) the supply agreements (or description of contractual relationships) with the ten (10) most significant suppliers of the Business (taken as a whole) (determined by aggregate purchase invoices for 2022);

(ii) the customer agreements (or description of contractual relationships) with the ten (10) most significant customers of the Business (taken as a whole) (determined by aggregate sale invoices for 2022);

(iii) excluding any distribution agreements pursuant to which any Group Company is the distributor or pursuant to which any Group Company provides distribution rights, Contracts that materially limit the ability of the Acquired Company which is a party thereto to compete with any third party in any line of business which is material to such Acquired Company (other than any grant of exclusivity to a third party pursuant to the Contracts mentioned in (i) and (ii) above);

(iv) Contracts regarding the supply of instruments (including all amendments and side-agreements), in respect of the instruments InGenius, BeGenius and ELIverse;

(v) material research and development Contracts at the Group Companies level;

(vi) excluding any distribution agreements pursuant to which any Group Company is the distributor or pursuant to which any Group Company provides distribution rights, Contracts on the granting of exclusive rights by an Acquired Company to any of the Owned Group Intellectual Property Rights;

(vii) excluding any distribution agreements pursuant to which any Group Company is the distributor or pursuant to which any Group Company provides distribution rights, Contracts with third parties as licensor granting a license to an Acquired Company to use any material Intellectual Property Rights that are required for the Acquired Companies to conduct the Business as currently conducted, excluding licenses to generally available off-the-shelf software from third parties licensed under clickthrough, shrinkwrap or other standard terms and conditions;

(viii) guarantees, indemnities, suretyships, letters of comfort or similar securities issued by any of the Acquired Companies for the obligations of any other Person (other than another Acquired Company) in an amount exceeding EUR 100,000; and

(ix) any agency agreements and any agreements with independent distributors that each provide for a commission or remuneration of EUR 300,000 per year or Intellectual Property consultancy agreements;

(x) any agreements regarding swaps, options, forward sales or purchases, futures and other financial derivatives and combinations thereof;

(xi) partnership, shareholder or joint venture or joint development agreements.

(b) Each Material Contract is in full force and effect, and is a valid and binding agreement of the Acquired Company which is a party thereto.

(c) None of the Acquired Companies is in default of a material obligation under any Material Contract.

(d) None of the Material Contracts to which any of the Acquired Companies is a party may be terminated or amended commercially detrimentally for the Acquired Companies by the other party thereto as a result of the consummation of the Transaction.

3.15 Insurance.

(a) Schedule 3.15 sets forth a list of all material insurance policies maintained by the Acquired Companies (or by the Seller or any of its Affiliates to the extent relating to the Business) as of the Put Option Date. The policies of the Company listed in Schedule 3.15 and marked in [color] will not cease upon Closing but will continue to exist in full force and effect.

(b) All such policies (i) have been issued by a commercially reputable insurer, (ii) are in full force and effect and (iii) are, to the Sellers' Knowledge, enforceable. None of the Acquired Companies is in material default under such policies that would result in the termination of any such policy or the modification of the terms thereof in an adverse manner for the Acquired Companies. All claims thereunder have been filed in a due and timely fashion in the manner required by the policy or binder.

(c) To the Sellers' Knowledge, each Acquired Company was in the past, and still is, adequately insured against all risks which a prudent businessman usually insures itself against.

(d) All premiums due and payable under all such policies have been paid, the Acquired Companies will not be liable for retroactive premiums or similar payments, and the Acquired Companies are, to the Sellers' Knowledge, otherwise in material compliance with the terms of such policies. The Acquired Companies have not received any notice of cancellation, termination or material premium increase with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation.

3.16 Employment Matters.

(a) Schedule 3.16(a) sets forth a correct and complete list (on an anonymized basis) of the officers and employees of the Acquired Companies setting out for each officer and employee the following data (to the extent applicable): employer, date of birth or age, social security number, start of employment, notice periods of termination, fixed term, annual fixed gross salary or base wages, commissions and bonuses, as the case may be. The officers and employees listed on Schedule 3.16(a) and marked in [color] are referred to as the "Key Employees".

(b) Except as disclosed on Schedule 3.16(b), there are no Contracts, plans or other arrangements by which any of the Acquired Companies are bound, which contain any "change of control" or golden parachute provisions with respect to any of the Key Employees.

(c) Except as disclosed on Schedule 3.16(c), since January 1st, 2023, none of the Acquired Companies has paid or agreed to pay any bonuses or made or agreed to make any material increase in the rate of wages, salaries or other remuneration or advantage whatsoever of any of the Key Employees it employs, other than (i) as dictated by applicable Law or the applicable collective bargaining agreement or (ii) within the Ordinary Course of Business and in compliance with past practice.

(d) Except as disclosed on Schedule 3.16(d) (or where required by the applicable labor Laws), none of the Acquired Companies is bound by, sponsors or maintains:

(i) any severance agreements or other Contracts providing for compensation of the employees of the Acquired Companies in case of the signing or completion of the Transaction; or

(ii) any (v) bonus or profit-sharing plans or arrangements, (w) company savings plans or arrangements, (x) stock purchase or stock option plans or arrangements, (y) pension or retirement plans or arrangements, or (z) other employee funds or similar employee benefit plans or arrangements providing benefits of economic value to the employees of the Acquired Companies,

which are, in any material respect, more favorable to its employees than any mandatory plan, arrangement or fund provided by applicable labor Law or applicable collective bargaining agreements.

(e) Except as disclosed in Schedule 3.16(e), each of the Acquired Companies has in all material respects duly and timely fulfilled all payment and compensation obligations to its employees, consultants and directors, including the obligations pertaining to payment of salary, social security contributions, insurance premiums and tax withholdings, and has in all material respects duly calculated and accrued in accordance with applicable Laws in the books all entitlements not yet payable (including without limitation the deferred accrued indemnity, monthly payments, paid leaves and leaves).

(f) Schedule 3.16(f) sets forth a true and complete list for each Acquired Company of all agreements and other commitments, whether of an individual or collective nature, regarding pensions or retirement under which such Acquired Company has any obligations (the agreements or other commitments listed or to be listed in Schedule 3.16(f) the "Pension Commitments") other than required under applicable Law. All material obligations under or in connection with the Pension Commitments, including obligations arising by operation of law that have become due, have been fulfilled by the Acquired Companies.

(g) All agreements and other commitments, whether of (i) an individual nature if the benefits are exceeding an amount of fifty thousand euros (€50,000) or (ii) collective nature, in each case regarding employee benefits such as health, life or disability insurance, anniversary, holiday or jubilee payments, bonuses, profit participation, company car entitlements or other variable remuneration elements and stock options, stock appreciation rights or similar rights, other than Pension Commitments ("Employee Benefits") have been Fairly Disclosed in the Data Room and in Schedule 3.16(g).

(h) Schedule 3.16(h) contains a complete, true and correct list of all collective bargaining agreements and all agreements with unions, workers' councils and similar organizations, including without limitation reconciliation of interest agreements and social plans, general commitments, standard terms of employment, shop agreements or in any other legal form, to which any Acquired Company is bound.

(i) If and to the extent not Fairly Disclosed in the Data Room, Schedule 3.16(i) provides, a complete and correct list of all independent contractors and freelancers engaged by an Acquired Company. To the Sellers' Knowledge, no current or former independent contractor of any Acquired Company is or has been (or has the right to be) a misclassified employee.

(j) Schedule 3.16(j) contains a complete, true and correct list of all pending or, to the Sellers’ Knowledge, threatened in writing employment, labor and social security disputes to which each Acquired Company is a party involving a claim for a stated amount in excess of fifty thousand euros (€50,000).

(k) Except as disclosed in Schedule 3.16(k), none of the employees of the Carve-out Companies can ask for the transfer of its employment contract to or claim an employment relationship with an Acquired Company. To the Sellers' Knowledge, there is no reasonable basis for reinstatement of former employees, especially protected employees.

(l) Except as disclosed on Schedule 3.16(l), none of the former employees of the Acquired Companies is entitled to any remuneration, benefits, premiums and damages and the like save as reflected in the Management Accounts and there is no pending or, to the Sellers' Knowledge, threatened disputes between the Acquired Companies and any former employee.

(m) To the Sellers' Knowledge, there have been no employment-related illnesses suffered by any former employee which may lead to a claim in excess of fifty thousand euros (€ 50,000) against the Acquired Companies. To the Sellers' Knowledge, no work-related accident occurred in any of the Acquired Companies during the last three years and no declaration of occupational disease has been made leading to claims in excess of fifty thousand euros (€50,000) excluding amounts which are identifiably contained in the Management Accounts. Except as disclosed in Schedule 3.16(m), to the Sellers' Knowledge, no employees of the Acquired Companies have been exposed to hazardous substances by the Acquired Companies and no action has been taken and/or announced and/or threatened against the Acquired Companies, in particular in France on the ground of inexcusable fault ("faute inexcusable") of the Group Companies, in matter of exposure to asbestos. The Acquired Companies received no summon or observation from the Labour Inspection or the Regional social security body (for instance in France the so-called "CRAM") in this respect or failure to comply with Labour legislation.

(n) Except as disclosed in Schedule 3.16(n), none of the Acquired Companies has implemented a voluntary defined pensions or defined contributions pension plan or whatsoever to the benefit of employees, other than the Pension Commitments.

(o) Each US Entity has previously delivered or made available to the Purchaser, to the extent applicable for each U.S. Employee Plan and each U.S. based employee, true, correct and complete copies of (i) plan document or a written description of the material terms of any unwritten employee benefit plan or compensation arrangement, (ii) all determination or opinion letters from the IRS with respect to any plan intended to be qualified under Section 401 of the Code, (iii) all summary plan descriptions and summaries of material modifications, (iv) all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any plan, and (v) copies of all applicable nondiscrimination tests for the last three (3) years.

(p) Each U.S. Employee Plan has in the last five (5) years been, and is at present, in compliance in all material respects with the terms of such U.S. Employee Plan and the requirements prescribed by all applicable Law, including, but not limited to, ERISA, the Code the Health Insurance Portability and Accountability Act of 1996, as amended, and the Patient Protection and Affordable Care Act, as amended. There has been no nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, or breach of fiduciary duty with respect to any U.S. Employee Pan in connection with which, directly or indirectly, any Employee Plan (or any related funding medium) or US Entity (or any of its directors or employees) could, to the Sellers' Knowledge, be subject to either a material penalty or tax.

(q) The Elitech Group, Inc. Profit Sharing Plan is the only U.S. Employee Plan that is intended to be tax-qualified under Section 401(a) of the Code, it has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification and has not been operated in a manner which, to the Sellers' Knowledge, would reasonably be expected to cause it to be disqualified in operation, nor does it, to the Sellers' Knowledge, have any investment funds for which upon a plan termination, to the Sellers' Knowledge, there would be a negative market value adjustment or other penalty that would reduce the value of participants’ accounts

(r) Each U.S. Employee Plan that is a welfare benefit plan (as defined in Section 3(1) of ERISA) is fully insured, other than any flexible spending or health savings accounts, and is not subject to any retroactive premium adjustments. No U.S. Employee Plan provides health or life insurance benefits following retirement or other termination of employment, except to the extent required by the

Consolidated Omnibus Budget Reconciliation Act of 1985 as amended or applicable state insurance law and at the sole expense of the participant or the participant’s covered dependents.

(s) No US Entity has at any time contributed to or been obligated to contribute, or has any current or, to the Sellers' Knowledge, potential liability to, any “multiple employer welfare arrangement” within the meaning of Section 3(40) of and subject to ERISA, any “multiple employer plan” sponsored by more than one employer within the meaning of Sections 4063 or 4064 of and subject to ERISA, a "multiemployer plan" as such term is defined in Section 4001(a)(3) of and subject to ERISA, or a pension plan subject to Title IV of ERISA or Section 412 of the Code.

(t) No U.S. Employee Plan is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. None of the Acquired Companies has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, consultant or other service provider for any U.S. tax incurred by such service provider, including under Section 409A or 4999 of the Code or otherwise.

(u) To the Seller’s Knowledge, no officer, director or Key Employee of the Acquired Companies is subject to any Contracts or any order, writ or judgment that prohibits, limits or purports to limit such Person from engaging in or continuing any conduct, activity, duty or practice relating to the Business. To the Sellers' Knowledge, no former or current employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected or affects the ability of the Seller or the Target Group to conduct the Business as currently conducted.

(v) There are no pending or, to the Sellers' Knowledge, threatened in writing, audits, investigations, information requests, claims, suits, demands or charges against any Seller or any of the Acquired Companies’ employees regarding any Laws relating to employment practices, terms and conditions of employment, leaves of absence, equal employment opportunity, non-harassment, non-discrimination, immigration (including but not limited to immigration related hiring practices and benefits), wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational health and safety, which might lead to a financial burden of the Acquired Companies of more than fifty thousand euros (€50,000).

(w) To the Sellers' Knowledge, no Seller has implemented any plant closing or layoff of employees of the Acquired Companies that could implicate the United States’ WARN Act or any similar Law, nor shall the consummation of the contemplated transaction implicate the WARN Act or any similar Law.

(x) No Seller has received any notices or other correspondence from any United States government agency including but not limited to U.S. Citizenship and Immigration Services, U.S. Department of Homeland Security, Homeland Security Investigations and Immigration and Customs Enforcement alleging non- compliance with the requirements of the Immigration Reform and Control Act of 1986 including but not limited to Notices of Inspection, Notices of Suspect Documents, Notices of Intent to Fine, Social Security “no match” letters.

(y) None of the employees of the US Entities are currently sponsored for non-immigrant or immigrant visa status by employer including the specific nonimmigrant visa status and the status of any immigrant visa (“green card”) process.

(z) Each employee of the Acquired Companies whose regular work location is in the United States is authorized under applicable Law to work in the United States and, in connection therewith, the Acquired Companies are in compliance with all applicable immigration Laws, rules and regulations.

(aa) Since 1 January 2023, to the Sellers’ Knowledge, no formal allegations of sexual harassment have been made to or against any member of the Sellers' Group or employee of the Acquired Companies. To the Seller’s Knowledge, there are no facts occurring in the last year that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving any employee, director or independent contractor of any of the Acquired Companies.

3.17 Subsidies.

(a) The indirect or direct subsidies, allowances, grants, aids or other financial assistance ("Subsidies") made available or contributed to any Acquired Company since 1 January 2018 are comprehensively Fairly Disclosed in the Data Room. To the Sellers' Knowledge, no Acquired Company is in breach of any material obligation under the terms and conditions underlying any of the Subsidies.

(b) To the Sellers' Knowledge, none of the Subsidies (i) can be terminated and/or (ii) needs to be repaid by an Acquired Company as a consequence of the execution of this Agreement or the SPA or the consummation of the Transaction.

3.18 Relationships with the Sellers’ Group.

Subject as Fairly Disclosed in the Data Room and except as disclosed on Schedule 3.18:

(a) no member of the Sellers’ Group and no member of the Carve-out Companies has acquired any property, asset or right from any of the Acquired Companies which, is required for the Business as presently conducted;

(b) no member of the Sellers' Group and the Carve-out Companies is in possession of, or owns, any such asset or right; in particular, no member of the Sellers’ Group holds or retains any right with respect to (x) any tangible assets, (y) any Intellectual Property Rights or (z) any IT systems which is required for the Business as presently conducted;

(c) no member of the Sellers’ Group and the Carve-out Companies benefits from any guarantee, indemnity or similar right granted by any Acquired Company as surety for any of its own obligations; and

(d) no Acquired Company has entered into any agreement with any member of Sellers' Group (except as portfolio companies of funds advised by PAI Partners) or the Carve-out Companies or any of the Sellers' Group's or the Carve-out Companies' direct or indirect shareholders, relatives of any Seller or such shareholders, or with business entities (other than the Acquired Companies) in which any Seller or any of such shareholders has a direct or indirect participation.

3.19 Regulatory Matters

(a) To the Sellers’ Knowledge, (i) the Acquired Companies possess the certifications, clearances, approvals, authorizations, or licenses that are material to the conduct of the Business for the products it manufactures, sells and/or distributes and (ii) such certifications, clearances, approvals, authorizations, or licenses are in full force and effect. To the Sellers’ Knowledge, the Acquired Companies are in compliance in all material respects with the terms and conditions of the certifications, clearances, approvals, authorizations, or licenses and have received no written notices that any Acquired Company is in violation of any of the terms or conditions of any certifications, clearances, approvals, authorizations, or licenses or alleging the failure to maintain any certifications, approvals, authorizations, or licenses.

(b) Except as disclosed in Schedule 3.19(b), in accordance with the conduct of the business as presently conducted by the Acquired Companies, to the extent required, all essential products manufactured or sold by the Acquired Companies have proper and valid CE or other certification and have the legally required licenses according to the In-vitro Diagnostic Medical Device Regulation of the European Union (Directive 2017/746 - "IVDR") or, if applicable the Medical Device Regulation of the European Union (Directive 2017/746 – "MDR") and respective laws, rules and regulations under US laws., as it is currently in force.

(c) Except as disclosed in Schedule 3.19(c), to the Sellers' Knowledge, to the extent required by Law, the technical documentation and the quality management system are available in all essential parts for all products manufactured, sold or distributed by the Acquired Companies and essentially meet the requirements of the IVDR and MDR (insofar as these are legally mandatory) and ISO 13485:2016 and, to the Sellers' Knowledge, have not been disclosed to third parties (with the exception of the responsible notified body in accordance with the IVDR and employees and managing directors of the Acquired Companies) in the last three (3) years.

(d) Apart from the inspections/audits listed in Schedule 3.19(d) and the regularly recurring inspections/audits, no inspections, audits or other procedures are pending or have been carried out in the last three (3) years by the Federal Office for Drugs and Medical Devices or any other equivalent US, European, French, Italian, German or other national supervisory authority, notified body or public certification body.

(e) Except as disclosed in Schedule 3.19(e), to the Sellers’ Knowledge, each Acquired Company fulfils the requirements in all material respects (including obligations of follow-up product monitoring, product recall and labelling) arising from the IVDR and MDR for its business activities.

(f) Except as disclosed in Schedule 3.19(f), the clinical evaluations performed or initiated or supported by the Acquired Companies are in compliance with applicable Law in all material respects.

(g) The Acquired Companies are, and for the past three (3) years have been, in all material respects, in compliance with all applicable Laws administered or issued by the U.S. Food and Drug Administration (FDA) or any similar Governmental Authority, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. ch. 9 § 301 et seq.) and all other Laws regarding developing, testing, manufacturing, marketing, distributing, or promoting the products of the Acquired Companies, or complaint handling or adverse event reporting. The Acquired Companies also are, and for the past three (3) years have been, in all material respects, in compliance with the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the federal civil False Claims Act (31 U.S.C. § 3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Exclusion Laws (42 U.S.C. § 1320a-7), the federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the federal Health Care Fraud Law (18 U.S.C. § 1347), the false statement and other health care fraud criminal provisions of HIPAA (18 U.S.C. § 1035), the Patient Protection and Affordable Care Act (P.L. 111-148), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), and applicable US state or US local Laws as amended from time to time.

(h) Neither the Acquired Companies, nor any officer, director, or, to the Seller’s Knowledge, employee or agent thereof has made any voluntary self-disclosure to any Governmental Authority of any non-compliance with any Law. The Acquired Companies are not and have not been subject to any corrective action plan, corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement, or similar undertaking with or imposed by any Governmental Authority arising from any alleged violation of any Law. Neither the Acquired Companies, nor to the Seller’s Knowledge any officer, director, employee, or agent thereof has received from a Governmental Authority, in the last five years, any notice of any investigation or inquiry, including but not limited to a warning letter, subpoena, or civil investigative demand, relating to the conduct of any of the Acquired Companies’ business.

(i) Neither the Acquired Companies, nor any officer, director, nor, to the Sellers' Knowledge, any employee or agent thereof has been excluded, suspended, or debarred from participation in any Federal Health Care Program, FDA program, or the System for Award Management, or has been subject to any Action.

3.20 Group Companies

(a) Each Group Company is duly incorporated (or similar) and registered.

(b) To the Sellers' Knowledge, there is no fact or circumstance or application which is likely to affect the existence of any of the Group Companies or its capacity to operate its business.

(c) None of the Group Companies is the subject of any Insolvency Proceedings and no fact or circumstance which is likely to result in any such Insolvency Proceedings.

(d) FKGO GmbH (Germany) has been liquidated and deregistered from the Chamber of Commerce of Berlin on February 9, 2024. Except for the current ordinary costs and expenses and usual liquidation costs, there are no material liabilities in connection with FKGO GmbH (Germany) for which any Acquired Company can be held liable.

(e) None of the Group Companies is a member or shareholder of, or hold any Securities in, any Person or group whose members or shareholders have joint (solidaire) or unlimited liability.

(f) The Company’s rights to the securities of the Subsidiaries are not the subject of any dispute.

Article IV
REPAYMENT OBLIGATION

4.1 Repayment Obligation; Limitation on Quantum.

(a) Subject to the occurrence of the Closing and subject to the provisions of this Article IV, the Sellers individually and not jointly (individuellement et non solidairement) shall be obligated to put the Purchaser or, at the Purchaser's election, the Acquired Companies into the same position they would have been in if the representation had been correct or, at the election of the Purchaser, to pay to Purchaser, as a partial repayment of the Purchase Price, the amount of all Damages suffered by the Purchaser and/or – at Purchaser’s election – any Acquired Company as a result of any inaccuracy or breach of any representation or warranty of the Sellers set forth in Article III, it being expressly agreed that the aggregate liability of the Sellers in respect of all claims, for any reason whatsoever, under this Agreement shall not exceed one euro (€1.00) ("W&I Cap").

(b) Without prejudice to any rights of the Purchaser under the W&I Policy, and subject to fraud or wilfull misconduct (dol), from and after the Closing Date, the right to repayment provided for in this Section 4.1 shall be the exclusive remedy of the Purchaser for any inaccuracy or breach of any representation or warranty of the Seller set forth in Article III.

(c) All payments made by the Seller to the Purchaser pursuant to this Article IV shall be treated by the Parties hereto for all purposes, including tax, accounting and financial reporting purposes, as a partial repayment of the Purchase Price to the fullest extent permitted by applicable Law.

4.2 Time Limits for Claims.

The liability of the Seller under Section 4.1 shall terminate on the date which is (i) twenty-four (24) months after the Closing Date in respect of any claim (other than any claim in respect of any inaccuracy or breach of a representation and warranty contained in Section 3.6 (Tax Matters) or Section 3.16 (Employment Matters)) and (ii) three (3) months after the expiry of the relevant statutory limitation period in respect of any claim in respect of any inaccuracy or breach of a representation and warranty contained in Section 3.6 (Tax Matters) or Section 3.16 (Employment Matters), in each case unless prior to such date the Purchaser has notified the Sellers’ Representative of a claim thereunder. For the avoidance of doubt, the Purchaser shall not be permitted to make any claim against the Sellers for any inaccuracy or breach of any representation or warranty of the Seller set forth in Article III unless the Closing (as such term is defined in the SPA) shall have occurred.

4.3 Payment.

No amount shall become due and payable by the Sellers to the Purchaser (x) in respect of any claim arising by reason of contingent liability, unless and to the extent that such contingent liability ceases to be contingent and has become an actual liability, and (y) in respect of any claim made by a third party unless and to the extent that the Purchaser or the relevant Acquired Company is under the obligation to actually pay the relevant Damages to the third party.

4.4 Exclusions.

(a) The Sellers shall not have any liability under this Article IV for any Damages resulting from or arising out of:

(i) any event, fact, matter or circumstance which was Fairly Disclosed in this Agreement (including the Schedules) or the Disclosed Information;

(ii) any matter which was specifically agreed in writing by the Purchaser;

(iii) any voluntary action of the Purchaser or, after the Closing Date, an Acquired Company which has caused the Damages at hand (including (x) any reorganization, any winding-up or cessation of any business or trade carried on by any of the Acquired Companies initiated after the Closing Date, by the Purchaser or its Affiliates or any of the Acquired Companies, or (y) any non-mandatory change in the Accounting Principles or Tax policies (including the transfer pricing policies and methods of submitting Tax Returns));

(iv) the passing of, or any change in, any Law or imposition of any new Tax not actually in force at the date of this Agreement (even if retroactive in effect);

(v) any amount is shown as a Tax liability or Tax provision in the Final Closing Statement and has reduced the Purchase Price;

(vi) any amount has been paid or otherwise settled until the Closing Date;

(vii) any amount that has been recovered by the Acquired Companies from a third party (excluding any employees of the Acquired Companies or the W&I Insurance) (including any cash Tax benefit actually received by the Purchaser or the Acquired Companies after the Closing Date), it being specified that an increase of Tax losses shall not be deemed to be a Tax benefit.

(b) For the avoidance of doubt, any limitations or exclusions of the Sellers’ liability set forth in this Article IV shall not apply in the case of fraud or wilful misconduct (dol).

Article V
MISCELLANEOUS

5.1 Sellers' Agent.

(a) Each of the Sellers hereby appoints irrevocably and exclusively TecFin, and expressly authorizes it to act on behalf and in the name of all or part of the Sellers, as its agent (mandataire) (the "Sellers' Agent") to, in its name and on its behalf:

(i) amend the terms of this Agreement;

(ii) receive notices under this Agreement (other than any notice given by the Purchaser of any breach or violation, or alleged breach or violation, by one or more Sellers of any term of this Agreement);

(iii) deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement;

(iv) receive or make any payment in connection with the transactions contemplated under this Agreement;

(v) make any filing required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers’ Agent);

(vi) handle, dispute, compromise, settle or otherwise deal with any and all claims against by or against or disputes with the Purchaser under this Agreement; and

(vii) more generally, exercise the rights of the Sellers on their behalf under this Agreement (including the right to terminate this Agreement under Section 5.2).

(viii) Any act or decision taken by the Sellers' Agent in accordance with this Agreement shall bind each of the Sellers, provided that such decision applies to each similarly situated Seller on the same basis.

(ix) References to the "Sellers' Agent" appearing herein shall be deemed to be qualified by the phrase "(on behalf of each of the Sellers)", provided that the Sellers' Agent's so acting as the agent for each of the Sellers shall in no case cause the Sellers' Agent to be deemed to be liable for any obligations of a Seller hereunder or to establish any joint and several liability among the Sellers.

(x) The Sellers' Agent shall not bear any liability whatsoever, to either any of the Sellers or to the Purchaser, in its capacity as agent of the Sellers under this Agreement, except in case of willful misconduct (faute intentionnelle) or gross negligence (négligence grave).

5.2 Termination.

(a) This Agreement may be terminated, at any time prior to the Closing, by the written agreement of the Purchaser and the Seller.

(b) This Agreement shall also automatically terminate upon termination of the SPA in accordance with its terms.

(c) Upon any termination of this Agreement pursuant to paragraphs (a) or (b) of this Section 5.1, all further obligations of the Parties hereunder, other than pursuant to Section 5.3 (Confidentiality), 5.4 (Costs and Expenses), 5.10 (No Third-Party Rights; Assignment), 4.11 (Waiver and Amendments) and 5.13 (Governing Law and Submission to Jurisdiction), shall terminate.

5.3 Confidentiality.

(a) Subject to Section 5.3(b), during the period from the date of this Agreement to the fifth (5th) anniversary of the Closing Date, each of the Parties shall, and shall cause its respective Affiliates to, treat the existence and the content of this Agreement as confidential and refrain from disclosing this Agreement, in whole or part, to any Person without the consent of the other Party.

(b) Section 5.3(a) does not apply to any disclosure:

(i) by a Party to any of its Affiliates or its or its Affiliates' directors, officers, employees, agents, representatives, advisors or auditors whose function requires him to receive such announcement or disclosure and, in the event of a disclosure to an agent, representative, advisor or auditor, provided that such disclosure is subject to customary confidentiality obligations;

(ii) (x) to the extent that it is required to be disclosed by applicable Law or rule of a listing authority or a stock exchange or requested by a Governmental Authority (including a Tax Governmental Authority) with relevant powers to which the disclosing Party or its relevant Affiliate is subject or submits, (y) as requested by a regulator with power to compel disclosure, or (z) as disclosed to a Governmental Authority (including a Tax Governmental Authority) in connection with any stamp or other documentary or transaction duties or other transfer Taxes, provided that the disclosing Party shall, to the extent permitted by Law, notify the Sellers' Agent (if the disclosing Party is the Purchaser or any of its Affiliates) or the Purchaser (if the disclosing Party is a Seller or the Affiliate of a Seller) prior to the issuance or making of any such announcement or disclosure and shall use its reasonable endeavors to consult in good faith with the other Party and to take into account the reasonable requirements of such other Party as to the timing, contents and manner of making any such announcement or disclosure;

(iii) by the Sellers to (x) PAI Partners or any of its Affiliates or (y) any participants or investors or potential investors in any fund advised or managed by PAI Partners or any of its Affiliates;

(iv) by the Purchaser to its Affiliates or direct or indirect shareholders W&I brokers and W&I insurances, financing parties, as well as to their directors, officers, employees and agents and advisors at the relevant time as well as to third parties, in each case if they have specifically agreed in writing to non-disclosure in accordance with the terms and conditions hereof, or are bound by comparable statutory confidentiality obligations and who have a need to know such confidential information to the extent necessary for the performance of this Agreement; or

(v) by any of the Parties to enforce its rights under this Agreement.

5.4 Costs and Expenses.

(a) Except as may otherwise be expressly provided herein, each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall bear their own expenses incurred in connection with the negotiation, preparation and signing of this Agreement.

(b) The Parties acknowledge that the costs of the W&I Insurance will be borne for a maximum amount of EUR 250,000 by the Sellers and the balance will be borne by the Purchaser.

5.5 Professional Advice.

Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement to its or his satisfaction. Consequently, no lawyer or other advisor (including, for the avoidance of doubt, the person or firm organizing the electronic execution of this Agreement) shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion (contrat d'adhésion).

5.6 No Hardship.

Each Party hereby acknowledges that the Agreement falls within the scope of article L. 211-40-1 of the French Monetary and Financial Code.

Therefore, each Party hereby acknowledges that the provisions of article 1195 of the French Civil Code shall not apply to it with respect to its obligations under this Agreement and that it shall not be entitled to make any claim under article 1195 of the French Civil Code.

5.7 Specific Performance.

Pursuant to article 1221 of the French Civil Code, each Party acknowledges and agrees that money damages would not be an adequate remedy for any breach of this Agreement and that in addition to all other remedies which the non-breaching Parties may have, the non-breaching Parties shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

5.8 Notices.

(a) All notices, demands or other communications given or made under or in connection with the matters contemplated by this Agreement shall only be effective if made in writing in English and:

(i) sent by registered mail or overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as Fedex or DHL);

(ii) sent by email (which shall contain a scanned copy of the signed notice, demand or other communication) (with a confirmation including a copy of such email to be sent by no later than the next Business Day by registered mail or overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as Fedex or DHL)); or

(iii) delivered by hand delivery against an acknowledgement of receipt dated and signed by the recipient;

to the relevant Party at its address and contact details set forth on Annex D.

(b) Any notice, demand or other communication made in accordance with Section 5.8(a) shall be deemed to have been duly given or made as follows:

(i) if sent by registered mail or overnight courier service of recognized international standing, on the date of the first presentation of the courier;

(ii) if sent by email, on the date indicated on such email; and

(iii) if delivered by hand, on the date indicated on the corresponding acknowledgement of receipt signed by the recipient;

provided that if, in accordance with the above provisions, any such notice, demand or other communication is given or made pursuant to paragraphs (i) and (ii) above on a day which is not a Business Day or after 6.00 p.m. on a Business Day, such notice, demand or other communication shall be deemed to be given or made at the start of the next Business Day.

(c) A Party may notify the other Parties of a change to its name, relevant addressee, address, electronic address or fax number for the purposes of this Section 5.8 in accordance with provisions of this Section 5.8 provided that such notification shall only be effective:

(i) on the date specified in the notification as the date on which the change is to take place; or

(ii) if no date is specified or the date specified is less than one (1) Business Day after the date on which notice is given, the date which is one (1) Business Day after notice of any such change has been given.

5.9 Entire Agreement.

This Agreement (together with the SPA, the Confidentiality Agreement, the Carve-out Documentation) represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein and in the SPA. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement, it being understood that all terms agreed in the SPA, the Put Option Agreement and the Carve-Out Documentation shall remain unaffected. No prior drafts of this Agreement may be used to show the intent of the Parties in connection with this Agreement or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement. The Purchaser acknowledges that certain items to which the Annexes refer have been included to provide additional information to the Purchaser, and that such inclusion shall not be deemed to be an acknowledgment by the Sellers that such items are material.

5.10 No Third-Party Rights; Assignment.

(a) This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties. Except as expressly provided herein, nothing set forth in this Agreement shall be construed to give any Person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

(b) Notwithstanding Section 5.10(a):

(i) the Purchaser is entitled to grant security over, or assign by way of security, all or any of its rights under this Agreement for the purposes of or in connection with the financing raised by the Purchaser in relation to the Transaction, provided that: (A) no assignee(s) shall be entitled to receive under this Agreement any greater amount than that to which the Purchaser would have been entitled; and (B) the Sellers shall not incur any liability or increasing liability, or be subject to any obligation or increased obligation, as a result thereof; and

(ii) the Purchaser shall be entitled to assign, prior to the Closing Date, all its rights and obligations under this Agreement to a wholly owned Affiliate provided that: (A) the initial Purchaser remains jointly liable with the obligations of the assignee under this Agreement and (B) the initial Purchaser notifies such assignment to the Sellers' Agent at the latest ten (10) Business Days prior to the Closing Date.

(iii) if a legal entity Seller is involved in a merger, demerger or any other form of restructuring, all of the rights and obligations of the Seller concerned under this Agreement shall be transferred to the Person or Persons resulting from the said merger, demerger or restructuring;

(iv) the provisions of this Agreement shall remain valid even if any Acquired Company ceases to exist, notably as a result of a merger or transfer of all of its assets and liabilities. Consequently, the Sellers may not rely on the fact that one of the Acquired Companies no longer exists in order to avoid fulfilling their undertakings under this Agreement. The Agreement shall remain in effect and unchanged (in its terms and scope) in favour of the Purchaser, notwithstanding the operation that has taken place.

5.11 Severability.

This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

5.12 Waivers and Amendments.

No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties referring specifically to this Agreement and stating the Parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

5.13 Governing Law and Submission to Jurisdiction.

The Agreement shall be governed by French law and any dispute relating to it shall be subject to the exclusive jurisdiction of the relevant courts of the district of the Paris Court of Appeal (Cour d'appel de Paris), more precisely the Paris Commercial Court (Tribunal de commerce de Paris), the Parties having agreed that any such dispute could be brought before the international chamber of the Paris Commercial Court pursuant to the provisions of the protocol dated 7 February 2018 relating to proceedings before that chamber.

5.14 Signature of this Agreement.

The Parties:

(a) acknowledge and agree that the Agreement is entered into in writing in electronic form, in accordance with the terms of article 1366 of the French Civil Code, and signed electronically by means of a reliable identification process implemented by DocuSign®, guaranteeing the link between each signature and this Agreement in accordance with the provisions of article 1367 of the French Civil Code;

(b) acknowledge and agree that the Agreement has the same enforceability as a hard-copy written document pursuant to the provisions of article 1366 of the French Civil Code and the Agreement shall be validly invoked to evidence such enforceability;

(c) acknowledge and agree that this electronic signature has the same legal enforceability as their handwritten signature and give certainty (date certaine) to the date of/attributed to the signing of this Agreement by the DocuSign services (www.docusign.com);

(d) acknowledge and agree that (i) the requirement of having one original copy of the Agreement per Party shall be deemed to be fulfilled if the Agreement electronically signed is established and stored pursuant to articles 1366 and 1367 of the French Civil Code and (ii) that this process allows each Party to be provided with a copy of the Agreement on a material format or to have access to a copy of the Agreement, pursuant to the provisions of article 1375 of the French Civil Code;

(e) acknowledge and agree to designate Luxembourg (Grand-Duchy of Luxembourg) as the place of signature of the Agreement;

(f) acknowledge and agree that the Agreement shall take effect on the date hereof.

BRUKER INVEST AG

By: /s/ JUERGEN SREGA__

Name: Mr. Juergen Srega

Title: Duly authorized

TECFIN S.A R.L.

By: /s/ BENJAMIN MATHU__

Name: Mr. Benjamin Mathu

Title: Class A Manager (Gérant de catégorie A)

By: /s/ FRANCOIS NADIN__

Name: Mr. François Nadin

Title: Class A Manager (Gérant de catégorie A)

MR. CHRISTOPH GAUER

By: ___________________________

ELIMAN SAS

By: /s/ CHRISTOPH GAUER__

Name: Mr. Christoph Gauer

Title: Président

ELIMAN 2 SAS

By: /s/ CHRISTOPH GAUER__

Name: Mr. Christoph Gauer

Title: Président

Annex A

Data Room Documentation

Annex B

Sellers' Knowledge

Annex B-1 Knowledge Persons

Christoph Gauer – CEO

Marc Pégeot - CFO

Annex B-2 Persons consulted by the Knowledge Persons

Bryce McEuen

Roberto Meda

Francesco Gorreta

Stefan Lamouroux

Scott Johnston

Annex C

Closing Bring Down Certificates

From:

TECFIN S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Grand Duchy of Luxembourg, having its registered office at 53, boulevard Royal, L – 2449 Luxembourg and registered with the Trade and Companies Register of Luxembourg under number B216066, acting as Seller’s Agent under the SPA (as this term is defined below);

To:

BRUKER INVEST AG, a stock corporation (Aktiengesellschaft) organized under the laws of Switzerland having its registered office at Industriestrasse 26, 8117 Fällanden, Switzerland, and registered with the commercial register of canton Zurich (Handelsregisteramt des Kantons Zürich) under the number CHE-100.756.943, acting as Purchaser under the SPA.

Strictly Private and Confidential

[date]

Re: Closing Bring Down Certificate within the meaning of Section [6.10(a)] of the SPA and Section 2.1(a) of the Warranty Agreement

Dear Sirs:

In the name and on behalf of the Sellers (as this term is defined in the SPA), reference is made to:

(i) The Securities Purchase Agreement entered into on [●] 2024 (the “Signing Date”) between the Sellers (hereinafter referred to as “we” or “us”) and the Purchaser (hereinafter referred to as “you” or “your”) (the “SPA”) and the Warranty Agreement entered into on [●] 2024 between the Sellers and the Purchaser (the “Warranty Agreement”).

(ii) Section [6.10(a)] of the SPA and Section 2.1(a) of the Warranty Agreement, pursuant to which, no earlier than two (2) Business Days prior to the Closing Date and no later than one (1) Business Day prior to the Closing Date, the Sellers shall have reviewed the Business Representations and the Sellers’ Agent shall deliver to the Purchaser the Closing Bring Down Certificate.

Capitalized terms used herein shall have the same meaning ascribed to them in the SPA, unless otherwise herein.

Now, therefore,

1. Confirmation

1.1. [We hereby confirm to you that, after enquiry with the Sellers and the persons listed in Annex B-2 to the Warranty Agreement, no facts, events or matters have occurred between the Signing Date (included) and the Closing Date (excluded) which would render any of the Business Representations not correct or complete as of the Closing Date.]

1.2. [In accordance with Section [6.10(a)] of the SPA and Section 2.1 of the Warranty Agreement, you will find below facts, events or matters which have occurred between the Signing Date (included) and the Closing Date (excluded) which may render any of the Business Representations not correct or complete as of the Closing Date:

(i) [to be completed];

(ii) [to be completed].

For the avoidance of doubt, (i) any above of the disclosures made in this Closing Bring Down Certificate shall qualify any representations made as at the Closing Date and (ii) the Closing Bring Down Certificate shall not limit Seller(s)' liability for any breach of a representation given by the Sellers on the Put Option Date and/or on the Signing Date, as the case may be.]

2. Final ProvisionS

Section [10.5] (Confidentiality) and [10.18] (Governing Law and Submission to Jurisdiction) of the SPA shall be incorporated herein in full.

Yours faithfully,

TECFIN S.A.R.L.

By ___________________

Name: [●]

Title: [●]

By: ___________________

Name: [●]

Title: [●]

Annex D

Notices

If to the Purchaser, to: Bruker Invest AG

Industriestrasse 26

8117 Fällanden, Switzerland

Attn: Jürgen Srega / Wolfgang Pusch / Carlos Mares

E-mail : Juergen.Srega@bruker.com

E-mail: Wolfgang.Pusch@bruker.com

E-mail: Carlos.Mares@bruker.com

with a copy to:

CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB

Neue Mainzer Straße 2-4

60311 Frankfurt am Main, Germany

Attn: Dr. Hendrik Hirsch

E-mail: hendrik.hirsch@cms-hs.com

If to the Sellers: TecFin S.à r.l

53, boulevard Royal

L-2449 Luxembourg

Attn: Stefano Drago / Arnaud Van Tichelen

E-mail: stefano.drago@paipartners.com

E-mail: arnaud.vantichelen@paipartners.com

with a copy to:

Willkie Farr & Gallagher LLP

21, boulevard Malesherbes

75008 Paris, France

Attn: Eduardo Fernandez

E-mail: efernandez@willkie.com